Exhibit 23.3

Date
August 3, 2001

Reference
K.J.N. Bakkes

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of PCOM AG of our report dated February 1, 2001 (relating to the consolidated financial statements of N.V. Multikabel), appearing in the prospectus/proxy statement, which is a part of such registration statement, and to the reference to us under the heading "Experts" in such prospectus/proxy statement.

/s/ Deloitte & Touche Accountants